Exhibit 11.1            Statement of Computation of Earnings Per Share
                        for the Nine Months Ended September 30, 1995
                                                 Earnings Per Share
                                              Primary       Fully Diluted
 1. Proceeds upon exercise of options       10,188,750          10,188,750
 2. Proceeds upon exercise of
     convertible preferred stock                    -           50,000,000
 3. Market price of shares
     Closing                                        -                   -
     Average (Options)                        $  15.18                  -
     Average (Convertible preferred stock)          -             $  15.07
 4. Treasury shares that could
     be repurchased (Options)                  671,195             671,195
 5. Option shares outstanding                  712,500             712,500
 6. Common stock equivalent shares (Excess      41,305              41,305
     shares under option over Treasury
     shares that could be repurchased)
 7. Treasury shares that could be
     repurchased (Preferred)                        -            3,317,850
 8. Convertible preferred shares outstanding        -            3,030,303
 9. Common stock equivalent shares (Excess          -         antidilutive
     shares under convertible preferred over
     Treasury shares that could be repurchased)
10. Weighted average number of shares
     outstanding*                           14,598,815          14,598,815
11. Net loss for the period               $ (4,697,000)       $ (4,697,000)
12. Less: Dividends in arrears
     applicable to                        $   (554,000)       $   (554,000)
     the preferred stock
13. Net loss applicable to common shares  $ (5,251,000)       $ (5,251,000)
14. Loss per share                        $      (0.36)       $      (0.36)
15. Reported loss per share               $      (0.36)       $      (0.36)

[FN]
* Weighted as follows: 12/31/94 - 13,240,500 Common outstanding
                         8/1/95 -     41,305 Common stock equivalent options
                                             per above
                         8/4/95 -  6,325,000 Common share offering
                         8/7/95 -    144,755 Restricted stocks granted